EXHIBIT 10.18

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of the 1st day of September, 2008 (the “Effective Date”), among HCC, as hereinafter defined, and Cory L. Moulton (“Executive”). “HCC” shall mean HCC Insurance Holdings, Inc., a Delaware corporation, and, where applicable, any direct or indirect subsidiary of HCC. HCC and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, Executive is to be employed as an officer or key employee of HCC;

WHEREAS, it is the desire of HCC to engage Executive as an officer or key employee;

WHEREAS, Executive is desirous of being employed by HCC on the terms herein provided; and

WHEREAS, this Agreement amends and restates that certain Employment Agreement (the “Original Agreement”) dated effective as of January 1, 2008 by and among the Executive, HCC and Professional Indemnity Agency, Inc., which Original Agreement is deemed to be cancelled, terminated and of no further force or effect, as of September 1, 2008.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

AGREEMENT

1.	Termination of Original Agreement and Term.

(a) Effective as of the Effective Date, the Original Agreement shall be cancelled, terminated and of no further force or effect.

(b) Effective as of the Effective Date, HCC hereby employs Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, for the period (the “Term”) commencing on the Effective Date and expiring at the earlier to occur of (a) 11:59 p.m. on August 31, 2011 (the “Expiration Date”) or (b) the Termination Date (as hereinafter defined).

2.	Duties.

(a) Duties as Executive of HCC.  Executive shall, subject to the supervision of the Chief Executive Officer of HCC (the “CEO”) and the President and Chief Operating Officer of HCC (“COO”) or such other person designated by the CEO, act as the Executive Vice President – U.S. Property and Casualty Operations of HCC in the ordinary course of business with all such powers reasonably incident to the position or other such responsibilities or duties that may be from time to time assigned by the CEO or President and COO. Executive may be reassigned or transferred to another management position provided such position provides the same or greater level of responsibility, as designated by the CEO. During normal business hours, Executive shall devote his full time and attention to diligently attending to the business of HCC. During the Term, Executive shall not directly or indirectly render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization, whether for compensation or otherwise, without the prior written consent of the CEO. However, Executive shall have the right to engage in such activities as may be appropriate in order to manage his personal investments and in educational, charitable and philanthropic activities so long as such activities do not materially interfere or conflict with the performance of his duties to HCC hereunder. The conduct of such activity shall not be deemed to materially interfere or conflict with Executive’s performance of his duties until Executive has been notified in writing thereof and given a reasonable period in which to cure the same.

(b) Other Duties.

(1) If elected, Executive agrees to serve as a member of such managerial committees of HCC and of any of its direct or indirect parents or subsidiaries (collectively, “Affiliates”) and in one or more executive offices of any of HCC’s Affiliates, provided Executive is indemnified for serving in any and all such capacities in a manner acceptable to HCC and Executive. If elected, Executive agrees that he shall not be entitled to receive any compensation for serving as a director of HCC, or in any capacities for HCC or its Affiliates other than the compensation to be paid to Executive by HCC pursuant to this Agreement.

(2) Executive acknowledges and agrees that he has read and considered the written business policies and procedures of HCC as posted on HCC’s intranet and that he will abide by such policies and procedures throughout the term of his employment with HCC. Executive further agrees that he will familiarize himself with any amendments to the policies and procedures and that he will abide by such policies and procedures as they may change from time to time.

3.	Compensation and Related Matters.

(a) Base Salary.  Executive shall receive an initial base salary paid by HCC of $525,000 per year during each year of the Term. At the sole discretion of HCC, the base salary may be increased. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial base salary or, if increased, then the increased base salary. The Base Salary shall be paid in substantially equal semi-monthly installments.

(b) Bonus Plan.

(1) During the Term, Executive shall be eligible to receive, in addition to the Base Salary, an annual cash and/or stock bonus payment in an amount, which may be zero, to be determined at the sole discretion of the CEO in accordance with HCC’s policies. The CEO or such other person may unilaterally reduce or eliminate any annual bonus payment, if any, up until the time the bonus is actually paid (and notwithstanding any earlier, tentative determination of the bonus amount). Subject to Sections 4(c) and 4(d), no bonus payment shall be paid to Executive for a year if Executive’s Termination Date occurs at any time during such year. Moreover, even if Executive is employed by HCC on the last day of the year for which a bonus may be payable, Executive shall not be eligible for the payment of bonus compensation for such year if this Agreement or his employment with HCC terminates for any reason, other than Death or Disability, prior to the payment of such bonus compensation. Such bonus shall not exceed two hundred percent (200%) of Executive’s Base Salary for the bonus year.

(2) Notwithstanding Section 3(b)(1), Executive’s bonus payment for the bonus year ending December 31, 2008 shall be not less than $400,000 and shall be paid in cash. Such payment shall occur after December 31, 2008 and on or before March 15, 2009.

(c) Expenses.  During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him (in accordance with the policies and procedures established by HCC) in performing services hereunder, provided that Executive properly accounts therefor in accordance with HCC policy.

(d) Other Benefits.  From time to time HCC may make available other compensation and employee benefit plans and arrangements. Executive shall be eligible to participate in such other compensation and employee benefit plans and arrangements on the same basis as similarly situated employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time. Nothing in this Agreement shall be deemed to confer upon Executive or any other person (including any beneficiary) any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person (including any beneficiary) shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 3(a).

(e) PTO (Paid Time Off).  Executive shall be entitled to twenty-five (25) PTO days per year during the Term and any accrual of PTO shall terminate upon termination of Executive’s employment. PTO days taken during the Term shall be charged to Executive’s then accrued PTO. In no event shall any unused PTO carry over from year-to-year. For purposes of this Paragraph, weekends shall not count as PTO days, and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

(f) Perquisites.  During the Term, Executive shall be entitled to receive the perquisites provided for on Appendix 1 hereof.

(g) Proration.  The Base Salary and perquisites payable to Executive hereunder in respect of any calendar year during which Executive is employed by HCC for less than the entire year, unless otherwise provided on Appendix 1, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

(h) Stock Options.  Stock options, if any, issued to Executive during the Term shall be issued under a stock option agreement containing terms with respect to vesting and exercise upon the occurrence of certain termination events that are substantially the same as those set forth on Exhibit 3(h) hereto, subject to any then required approval by the Compensation Committee of the Board.

4.	Termination.

(a) Definitions.

(1) “Cause” shall mean:

(i) Executive’s failure or refusal to perform substantially his material duties, responsibilities and obligations (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or other reasons beyond the control of the Executive) as determined in the sole discretion of the CEO;

(ii) any act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (“Fraud”) which results in material harm to HCC;

(iii) conviction of (or a plea of nolo contendere) to an offense which is a felony in the jurisdiction or which is a misdemeanor in the jurisdiction involved but which involves Fraud;

(iv) a material breach of this Agreement by the Executive, including without limitation, any breach of the non-competition or confidentiality provisions of this Agreement; or

(v) Executive’s failure to act or discharge or negligently acting or discharging any material part of his duties or obligations as determined in the sole discretion of the CEO.

Provided that in the event that any of the foregoing events is capable of being cured, HCC shall provide written notice to the Executive describing the nature of such event and the Executive shall thereafter have ten (10) calendar days to cure such event to the satisfaction of HCC.

(2) A “Disability” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Executive shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under HCC’s long-term disability plan in which Executive participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.

(3) A “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) A material diminution in Executive’s Base Salary;

(ii) Executive’s involuntary relocation to any place exceeding a distance of 50 miles from the place of Executive’s normal place of employment on the Effective Date, except for reasonably required travel by Executive on HCC’s business; or

(iii) Any material breach by HCC of any material provision of this Agreement.

However, Good Reason shall exist with respect to an above specified matter only if such matter is not corrected by HCC within thirty (30) days after HCC’s receipt of written notice of such matter from Executive. Any such notice from Executive must be provided within thirty (30) days after the initial existence of the specified event. In no event shall a termination by Executive occurring more than ninety (90) days following the initial date of the event described be a termination for Good Reason due to such event, whether that event is corrected or not.

(4) “Termination Date” shall mean the date Executive’s employment with HCC terminates or is terminated for any reason pursuant to this Agreement.

(5) A “Change of Control” shall be deemed to have occurred if:

(i) Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary holding securities under an employee benefit plan of HCC becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of HCC’s then outstanding voting common stock; or

(ii) The shareholders of HCC approve a merger or consolidation of HCC with any other corporation, other than a merger or consolidation (a) in which a majority of the directors of the surviving entity were directors of HCC prior to such consolidation or merger, or (b) which would result in the voting securities of HCC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being changed into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(iii) The shareholders approve a plan of complete liquidation of HCC or an agreement for the sale or disposition by HCC of all or substantially all of HCC’s assets.

(6) “Special Reason” shall mean Executive’s continued employment by HCC in the position of Executive Vice President – U.S. Property and Casualty Operations of HCC after December 31, 2009. However, Special Reason shall exist only if HCC retains Executive in such position beyond thirty (30) days after HCC’s receipt of written notice of such matter from Executive. Any such notice from Executive must be provided during the period beginning on December 1, 2009 and ending on December 31, 2009. In no event shall a voluntary termination of employment with HCC by Executive occurring more than ninety (90) days following December 31, 2009 be a termination for Special Reason due to retention in such position, whether corrected or not.

(b) Termination Without Cause or for Good Reason: Benefits.  In the event HCC involuntarily terminates Executive’s employment with HCC without Cause or if Executive terminates employment with HCC for Good Reason (a “Termination Event”), this Agreement shall terminate and Executive shall be entitled to the following severance benefits:

(1) An amount equal to the Base Salary (as defined in Section 3(a)) that would have been payable after the Termination Date and before the Expiration Date, at the rate in effect immediately prior to the Termination Event, payable in a lump sum discounted at the rate of return on 90-day Treasury bills in existence on the Termination Date to take into consideration the lump sum early payment within ninety (90) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date;

(2) Payment of all accrued Base Salary and unreimbursed business expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

(3) Executive shall be free to accept other employment during such period, and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 4, and there shall be no offset in any compensation received from such other employment against the severance benefits set forth above, unless the Executive is employed in a position of competing with HCC as described in Section 5 below.

(c) Termination In Event of Death: Benefits.  If Executive’s employment with HCC is terminated by reason of Executive’s death during the Term, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Section 3(c), the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of death, and an amount equal to six (6) months’ Base Salary. Such amounts shall be paid to Executive’s estate in a lump sum in cash within ninety (90) days after the date of death; provided that such payment shall in any event occur on or after such date of death and before March 15 of the year following the year of death. Executive shall be entitled to consideration for a bonus payment under Section 3(b) with respect to the year in which Executive dies; provided that the payment of any such bonus, if any, shall in any event occur on or after such date of death and before March 15 of the year following the year of death.

(d) Termination In Event of Disability: Benefits.  If Executive’s employment with HCC is terminated by reason of Executive’s Disability during the Term, this Agreement shall terminate, but HCC shall pay the Executive all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Section 3(c), the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of Disability, and an amount equal to six (6) months’ Base Salary. Such amounts shall be paid to Executive in a lump sum in cash within ninety (90) days after the Termination Date due to Disability; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date. Executive shall be entitled to consideration for a bonus payment under Section 3(b) with respect to the year in which Executive’s employment terminates due to Disability; provided that any payment of such bonus, if any, shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date.

(e) Voluntary Termination by Executive and Termination for Cause: Benefits.  Executive may voluntarily terminate his employment with HCC without Good Reason and without Special Reason by giving written notice of his intent and stating an effective Termination Date at least ninety (90) days after the date of such notice; provided, however, that HCC may accelerate such effective date by paying Executive through the proposed Termination Date (but not to exceed ninety (90) days). Upon such a termination by Executive or upon termination of Executive’s employment with HCC for Cause by HCC, this Agreement shall terminate and HCC shall pay to Executive all accrued Base Salary and all unreimbursed business expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date. Executive shall have no entitlement to any bonus for the year in which the Termination Date occurs or for any unpaid bonus for the prior year.

(f) Voluntary Termination by Executive after a Change of Control: Benefits.  If Executive’s authority, duties, or responsibilities are materially diminished within twelve (12) months after a Change of Control occurs, Executive notifies HCC of such diminution within thirty (30) days, and HCC does not fully correct the condition within thirty (30) days after receiving such notice, Executive may voluntarily terminate his employment with HCC and shall be entitled to the following severance benefits:

(1) An amount equal to the Base Salary (as defined in Section 3(a)) that would have been payable after the Termination Date and before the Expiration Date, at the rate in effect immediately prior to the Termination Date, payable in a lump sum discounted at the rate of return on 90-day Treasury bills in existence on the Termination Date to take into consideration the lump sum early payment within ninety (90) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date;

(2) All unreimbursed business expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

(3) Executive shall be free to accept other employment during such period, and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 4, and there shall be no offset in any compensation received from such other employment against the severance benefits set forth above, unless the Executive is employed in a position of competing with HCC as described in Section 5, below.

(g) Voluntary Termination by Executive for Special Reason: Benefits.  If Executive voluntarily terminates employment with HCC for Special Reason, this Agreement shall terminate and Executive shall be entitled to the following separation benefits:

(1) An amount equal to the Base Salary (as defined in Section 3(a)) that would have been payable after the Termination Date and before the Expiration Date, at the rate in effect immediately prior to the Termination Date, payable in a lump sum discounted at the rate of return on 90-day Treasury bills in existence on the Termination Date to take into consideration the lump sum early payment within ninety (90) days after the Termination Date; provided that such payment shall in any event occur on or after such Termination Date and before March 15 of the year following the year containing such Termination Date; provided, however, that if upon the Termination Date Executive is a “specified employee” within the meaning of Code section 409A, then payment of such amount shall be deferred until the date that is six (6) months following the Termination Date in accordance with Section 17(a). Executive shall not have the right to designate the taxable year of such payment;

(2) Payment of all accrued Base Salary and unreimbursed business expenses through the Termination Date in accordance with Section 3(c). Such amounts shall be paid to Executive in a lump sum in cash within thirty (30) days after the Termination Date; and

(3) Executive shall be free to accept other employment during such period, and other than as set forth herein, there shall be no offset of any employment compensation earned by Executive in such other employment during such period against payments due Executive under this Section 4, and there shall be no offset in any compensation received from such other employment against the severance benefits set forth above, unless the Executive is employed in a position of competing with HCC as described in Section 5 below.

(h) Director and Officer Positions.  Executive agrees that upon termination of employment, for any reason, Executive will immediately tender his resignation from any and all Board or officer positions held with HCC and/or any of its Affiliates.

5. Non-Competition, Non-Solicitation and Confidentiality.  HCC agrees to give Executive access to Confidential Information (including, without limitation, Confidential Information, as defined below, of HCC’s Affiliates) that Executive has not had access to or knowledge of before the execution of this Agreement. At the time this Agreement is made, HCC agrees to provide Executive with initial and ongoing Specialized Training, which Executive has not had access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training HCC provides to its employees that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively. Specialized Training includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.

(a) Non-Competition During Employment.  Executive agrees that, in consideration for HCC’s promise to provide Executive with Confidential Information and Specialized Training, during the Term, he will not compete with HCC by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which HCC provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by HCC; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded.

(b) Conflicts of Interest.  Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) that might adversely affect HCC or its Affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which HCC and/or its Affiliates does business or accepting any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which HCC does business, and that Executive will promptly inform the CEO as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to HCC any other facts of which Executive becomes aware which in Executive’s good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

(c) Non-Competition After Termination.  Executive agrees that in order to protect HCC’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between HCC and Executive otherwise contained in this Agreement. Executive agrees that Executive shall not, at any time during the Restricted Period (as hereinafter defined), within any of the markets in which HCC has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive’s employ, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked while employed by HCC. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid. For the purpose of this Agreement, “Restricted Period” means a period of twelve (12) months after termination of Executive’s employment with HCC; provided that if Executive continues to be Executive Vice President – U.S. Operations of HCC after December 31, 2009, such period shall be six (6) months. The Restricted Period shall commence at the time Executive ceases to be a full-time employee of HCC.

(d) Confidential Information.  Executive agrees that he will not, except as the HCC may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of HCC, or authorize anyone else to do these things at any time either during or subsequent to his employment with HCC. This Paragraph shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of HCC includes matters that Executive conceives or develops, as well as matters Executive learns from other employees of HCC. “Confidential Information” is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with HCC; (2) not generally known outside HCC; and (3) that relates to any aspect of HCC, its Affiliates or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, HCC’s and its Affiliates’ trade secrets, proprietary information, financial documents, long range plans, customer lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by HCC or its Affiliates, investments made by HCC or its Affiliates, and any information provided to HCC or its Affiliates by a third party under restrictions against disclosure or use by HCC, its Affiliates or others.

(e) Non-Solicitation.  To protect the HCC’s Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or HCC, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between HCC and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Executive’s employment and for a period of twenty-four (24) months from the date of termination of Executive’s employment for any reason (the “Non-Solicitation Period”), Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of HCC and/or its Affiliates, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by HCC, from HCC’s clients or customers, or those individuals or entities with whom HCC did business during Executive’s employment. Executive further agrees that during Executive’s employment and for the Non-Solicitation Period, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any HCC or HCC Affiliate employee to leave HCC’s employment.

(f) Return of Documents, Equipment, Etc.  All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with HCC shall be the exclusive property of HCC, shall not be copied and/or removed from the premises of HCC, except in pursuit of the business of HCC, and shall be delivered to HCC, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by HCC. HCC shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of HCC upon termination of Executive’s employment and at any time during employment by HCC to ensure compliance with the terms of this Agreement.

(g) Reaffirm Obligations.  Upon termination of Executive’s employment with HCC, Executive, if requested by HCC, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of HCC’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

(h) Prior Disclosure.  Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from HCC prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(i) No Previous Restrictive Agreements.  Executive represents that, except as disclosed in writing to HCC, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by HCC or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for HCC does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with HCC, and Executive will not disclose to HCC or induce HCC to use any confidential or proprietary information or material belonging to any previous employer or other party.

(j) Breach.  Executive agrees that any breach of Sections 5(a) through (f) above cannot be remedied solely by money damages, and that in addition to any other remedies HCC may have, HCC is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting HCC’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due pursuant to this Agreement.

(k) Right to Enter Agreement; Payment of Loans.  Executive represents and covenants to HCC that he has full power and authority to enter into this Agreement and that the execution and performance of this Agreement will not breach or constitute a default of any other agreement or contract to which he is a party or by which he is bound. Executive further acknowledges that he has repaid all outstanding loans from HCC prior to entering into this Agreement.

(l) Enforceability.  The agreements contained in this Section 5 are independent of the other agreements contained herein. Accordingly, failure of HCC to comply with any of its obligations outside of this Section does not excuse Executive from complying with the agreements contained herein.

(m) Survivability.  The agreements contained in this Section 5 shall survive the termination of this Agreement for any reason.

(n) Reformation.  If a court concludes that any time period or the geographic area specified in Sections 5(c) or (e) of this Agreement are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.

6. Assignment.  This Agreement, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by HCC only to a successor by merger or purchasers of substantially all of the assets of HCC. HCC shall obtain the assumption and performance of this Agreement by any such successor or purchasers; provided, however, that such commitment by HCC (including a failure to satisfy such commitment) shall not give Executive the right to object to or enjoin any transaction among HCC, any of its Affiliates, and any such successor or purchasers. To the extent a failure by HCC to satisfy the foregoing commitment constitutes a material breach of this Agreement and to the extent not cured in accordance with Section 4(a)(3), such failure shall constitute “Good Reason” pursuant to Section 4(a)(3)(iii).

7. Binding Agreement.  Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

8. Notices.  All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by facsimile to the number set forth below (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:	Cory Moulton 23 Saddle Ridge Road Pound Ridge, NY 10576-1111
If to HCC:	HCC Insurance Holdings, Inc. 13403 Northwest Freeway Houston, Texas 77040 Attn: General Counsel Fax: (713) 744-9648

9. Waiver.  No waiver by either party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

10. Severability.  If any provision of this Agreement is determined to be void, invalid, unenforceable, or against public policy, such provisions shall be deemed severable from the Agreement, and the remaining provisions of the Agreement will remain unaffected and in full force and effect.

11. Entire Agreement.  The terms and provisions contained herein shall constitute the entire agreement between the parties with respect to Executive’s employment with HCC during the time period covered by this Agreement. This Agreement replaces and supersedes any and all existing agreements entered into between Executive and HCC relating generally to the same subject matter, if any, and shall be binding upon

Executive’s heirs, executors, administrators, or other legal representatives or assigns. Without limiting the foregoing, after the Effective Date Executive shall have no right to any benefit, compensation, or remuneration under the Original Agreement.

12. Modification of Agreement.  This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of HCC.

13. Understand Agreement.  Executive represents and warrants that he has read and understood each and every provision of this Agreement, and Executive understands that he has the right to obtain advice from legal counsel of his choice, if necessary and desired, in order to interpret any and all provisions of this Agreement, and that Executive has freely and voluntarily entered into this Agreement.

14. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

15. Jurisdiction and Venue.  With respect to any litigation regarding this Agreement, Executive agrees to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive agrees to personal jurisdiction in the state and federal courts in Harris County, Texas.

16. Tolling.  If Executive violates any of the restrictions contained in Sections 5(c) or (e), the Restricted Period and the Non-Solicitation Period, respectively, will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to HCC’s satisfaction.

17. Compliance With Section 409A.

(a) Delay in Payments.  Notwithstanding anything to the contrary in this Agreement, (i) if upon the Termination Date, Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or Treasury guidance promulgated thereunder (the “Code”) and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then HCC will defer the payment of any such amounts hereunder until the date that is six (6) months following the date of Executive’s termination of employment with HCC, at which time any such delayed amounts will be paid to Executive in a single lump sum, with interest from the date otherwise payable at the United States prime rate as published in the “Money Rates” section of The Wall Street Journal on the first publication date coincident with or immediately following the Termination Date, and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A and if this subsection (ii) does not otherwise cause the application of an accelerated or additional tax under Code Section 409A.

(b) Overall Compliance.  To the extent any provision of this Plan or any omission from the Plan would (absent this Section 17(b)) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 17(b) shall not apply and shall not be construed to amend any provision of the Plan to the extent this Section 17(b) or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).

(c) Reformation.  If any provision of this Agreement would cause Executive to occur any additional tax under Code Section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provision of Code Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.

EXECUTIVE:		HCC: HCC Insurance Holdings, Inc.

/s/ Cory L. Moulton Cory L. Moulton		By:	/s/ Frank J. Bramanti Frank J. Bramanti, Chief Executive Officer

Date:	Aug. 22, 2008	Date:	October 22, 2008

Acknowledged by:

		By:	/s/ John N. Molbeck, Jr. John N. Molbeck, Jr., President and Chief Operating Officer

		Date:	Aug. 22, 2008

APPENDIX 1
PERQUISITES

1. Executive shall be entitled to a company-provided membership (to be owned by Executive) at one country club and one health club to be agreed by the HCC CEO. Monthly dues for such memberships shall be paid by the Company and shall not exceed $12,000 per year, and the initial membership costs associated with such two memberships shall not exceed $100,000 in the aggregate.

2. First class domestic business travel and club class international business travel using upgrades through HCC travel department.

3. $1 million term life policy.

4. Benefits in connection with Executive’s relocation to Houston, Texas, which shall include a resale guarantee relating to Executive’s sale of his residence in Pound Ridge, NY, in accordance with the terms of that certain Relocation Policy and Reimbursement Agreement (“Relocation Agreement”) to be entered into contemporaneously herewith.

Exhibit 3(h)

Option Vesting and Exercise Provisions

Termination of Employment.

1. In the event the employment of the Employee is terminated by the Employee for Good Reason or for Special Reason (as such terms are defined in the Amended and Restated Employment Agreement between the Company and the Employee entered into effective as of September 1, 2008 (the “Employment Agreement”)) or by the Company without Cause (as such term is defined in the Employment Agreement), the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.

2. In the event the employment of the Employee is terminated for Cause or by Employee without Good Reason or Special Reason, the Employee shall have the right at any time within thirty (30) days after the termination of such employment or, if shorter, during the unexpired term of this option, to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, but only to the extent this option was otherwise exercisable in accordance with Paragraph 4 hereof as of the date of such termination of employment.

3. In the event the employment of the Employee is terminated by reason of Disability, then the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.

4. In the event of the death of the Employee while in the employ of the Company or the Subsidiaries, this option may be exercised for the full number of shares not previously exercised, or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option, by the person or persons to whom the Employee’s rights under this option shall pass by the Employee’s will or by the laws of descent and distribution, whichever is applicable.

5. In the event the Employee terminates his employment on a Change of Control (as defined in the Employment Agreement), then the Employee shall have the right to exercise this option for the full number of shares not previously exercised or any portion thereof, except as to the issuance of fractional shares, to the full extent of this option at any time within the unexpired term of this option.

Exhibit 3(h)

Relocation Policy and Reimbursement Agreement

This Agreement is effective as of the date signed. It is between HCC Insurance Holdings, Inc. (the “Company” or “HCC”) and Cory L. Moulton (“You”, “Your”, or “Employee”).

HCC has agreed to spend a substantial sum of money for the purpose of relocating you and your legally-recognized immediate family members who currently live with you to the Houston, Texas area (“Houston”).

The Company will reimburse you for reasonable and proper amounts or provide advance assistance of expenses incurred as a result of your relocation from your current place of residence to Houston.

You are eligible to have your relocation expenses reimbursed after relocating from your former residence to Houston, Texas. All relocation expenses should be filed separately from other types of reimbursable business expenses and should be clearly marked “Relocation Expenses.”

The Administration Department will assist relocating employees to facilitate their move. Please contact the Administration Department (Debbie Riffe, Vice President of Administration 713-744-9634) to obtain the names of outside services, such as movers and real estate brokers, to help you relocate.

The Internal Revenue Service (IRS) requires that certain relocation and moving expenses paid to and on behalf of an employee be included as regular income and reflected on the employee’s W-2. The Company includes these amounts, when applicable, on the employee’s W-2 summary of earnings. The employee is allowed to deduct certain moving expenses (other than those reimbursed by the Company and excluded from the employee’s W-2) as adjustments to gross income in calculating individual income tax. The Company will provide a breakdown of all relocation expenses to ensure the necessary information for completing the required tax forms. You are advised to seek qualified tax counsel for advice in these areas where specific questions arise.

To the extent the Company’s payment of reasonable relocation and moving expenses in accordance with the foregoing is reported as taxable income to you on IRS Form W-2, the Company shall make an additional tax gross-up payment to you such that the total of that payment plus the amount of the reported taxable reimbursement of relocation and moving expenses shall equal the amount of the reported taxable reimbursement divided by 0.65 (i.e., 1 minus the deemed marginal income tax rate of 35%).

In order to address the financial concerns you may have regarding a move, HCC has put together the following relocation package. Included in this package are some items that may help to address some personal concerns you may also have.

1. The Company will assist you with two (2) house hunting trips of not more than five (5) days and four (4) nights, each for the purpose of orienting yourselves with the Houston area and to locate a new residence. House hunting expenses apply to both you and your spouse. They include the cost of transportation, meals, and lodging. You may claim these expenses only if the travel begins after an Employment Agreement is signed and travel is primarily to look for a place to live. The cost of transportation includes parking fees and tolls, plus actual expenses, such as gas. Accurate records of each expense must be kept and the original receipts provided when seeking reimbursement. Entertainment and personal expenses are not reimbursable.

2. In some instances, you may wish to have an additional family member(s) to accompany you on a house hunting trip or someone other than your spouse. In such cases, approval by the Vice President of Human Resources will be required.

3. All arrangements and accommodations for these trips (includes air, rental car, and lodging) are provided through the Company’s Corporate Travel Department.

4. The Company will pay for temporary housing, up to seven months, capped at $4,500 per month for the initial 3 months and $3,000 per month thereafter.

5. The Company will contract with a moving van lines to provide services to you at a discounted rate. The type and extent of assistance in relocation of your household goods is as follows:

a.	The cost of normal household moving service from the former permanent residence to the new residence.

Relocation Policy and Reimbursement Agreement – Cory L. Moulton

b.	The cost for normal moving services including packing of normal household effects for shipment and unpacking and placement of household goods at the new residence.

c.	The Company will pay for full replacement valuation at released value of $3.50 times the shipping weight. If the coverage is determined by you as not sufficient, additional coverage can be purchased at your own expense.

d.	The cost of normal move via moving van or auto carrier for two personal vehicle from the former permanent residence to the new residence.

e.	The normal cost of storage during the period you are in temporary housing.

No assistance will be provided for the following:

a.	Moving or shipment of items such as livestock, boats, shrubs, construction materials, additional cars, or similar items requiring special handling.

b.	Removal or installation of permanently fixed items such as lighting fixtures, fencing, patios, fireplaces, etc.

c.	Assembly or disassembly of, pool tables, waterbeds, outdoor fixtures, appliances, etc.

d.	Purchase of fixtures, appliances, equipment, or materials for new residence.

e.	Tips or gifts to moving company employees.

f.	Any services performed by you, your dependents or relatives.

6.	When you sell your primary residence, you will be reimbursed for the following costs, including but not limited to:

a.	Real estate commission (limited to prevailing local rate, but not to exceed seven percent (7%)). If you should sell your home without a real-estate agent, you will receive 2% of the selling price as a bonus.

b. One real estate appraisal.

c. Real estate transfer taxes.

d. Title survey costs.

e. Legally required inspection fees (if paid by seller).

7.	With respect to the sale of your primary residence located at 23 Saddle Ridge Road, Pound Ridge, NY 10576-1111 (the “Property”):

a.	If such sale occurs on or before October 15, 2008, you will be reimbursed for the difference between the actual sale price (defined as the gross sale price, less any amounts paid by you and directly connected with the sale of the Property that are not otherwise reimbursed to you pursuant to this Agreement) of the Property and $1.5 million; or

b.	If such sale does not occur by October 15, 2008, you will receive a payment equal to your Equity in the Property (where “Equity” is defined as $1.5 million, less (i) all outstanding balances under all mortgages, other liens, taxes and assessments outstanding on the Property, (ii) all costs to required to cure defects in title, (iii) all amounts necessary to make reasonable and/or customary repairs requested by the Company in connection with an inspection report,

Relocation Policy and Reimbursement Agreement – Cory L. Moulton

and (iv) prorated items such as interest, property taxes and assessments that are prorated through October 15, 2008) provided that in consideration of such payment:

(i)	upon the request of the Company, you shall either (x) transfer and convey to the Company or its designee good and marketable title for the Property or (y) execute a deed in blank, a power of attorney and/or any other documentation required to enable the Company or its designee to market the Property and complete its sale;

(ii)	you shall otherwise cooperate with the Company or its designee in the marketing and sale of the Property; and

a.	you shall make reasonable and customary disclosures, representations and warranties.

8.	When you purchase a residence to be used as your primary residence in Houston, you will be reimbursed for customary buying cost, including, but not limited to:

a. Mortgage applications and credit rating fee.

b.	Cost of building inspection, plot survey, and termite inspection, if required by mortgage lending institution.

c.	Title insurance premium (only if specifically required by state statute or mortgage lending institution).

d. Recording fees and property tax transfer.

No reimbursement will be allowed for the following:

a. Baby-sitting.

b. Care of pets.

c. Disconnecting and connecting appliances and utilities.

d. Removing and installing antennas, carpet and draperies.

e. Home cleaning, maintenance or repair costs.

The above listed reimbursement for the purchase of a home will be valid foruntil June 30, 2009.

9.	The Company will provide transportation for you and your family at the time of the move by air transportation (coach or economy class). At the time of the move, if you drive your family to Houston, you will be paid daily expenses of $400 not to exceed a total of $2,000. If air transportation is chosen as the travel method, please contact the Company’s Corporate Travel Department for assistance with making reservations. Eight days advance notice is required.

Before any reimbursement is made under this Relocation Policy and Reimbursement Agreement, you will be required to sign a Promissory Note requiring you to reimburse the Company for all expenses paid by the Company and all payments to you (including any amounts withheld for taxes), if you should voluntarily leave the employment of the Company before December 31, 2009 (unless for Good Reason or Special Reason as defined in the Employment Agreement).

You understand and agree that the Company’s agreement to pay certain relocation costs and expenses is contingent upon the relocation of your permanent residence to Houston, no later than February 1, 2009, as well as your continued employment with the Company until at least December 31, 2009. You further understand and agree that should you voluntarily leave the Company’s employment before December 31, 2009 (unless for Good Reason or Special Reason as defined in the Employment Agreement), you must repay the

Relocation Policy and Reimbursement Agreement – Cory L. Moulton

Company all expenses paid by the Company and all payments to you (including the tax gross-up payment and any amounts withheld for taxes) in connection with the relocation.

You further agree and authorize the Company to withhold wages, expense reimbursements, unused earned paid time off, benefits and any other monies or property due you in order to satisfy any repayment obligation.

In order to receive relocation benefits, the Relocation Policy and Reimbursement Agreement, together with the Employment Agreement, must be signed and returned to the General Counsel via e-mail (rrinicella@hcc.com) or facsimile transmission (713-744-9648).

I have read, understand, and agree to abide by the terms of this Agreement.

Signature: /s/ Cory L. Moulton Cory L. Moulton	Date: Aug. 22, 2008